Exhibit 10.1
THE AZEK COMPANY INC.
EXECUTIVE SEVERANCE PLAN
1.Purpose. The purpose of the AZEK Company Inc. Executive Severance Plan (the “Plan”) is to enable the AZEK Company Inc. to offer certain protections to key employees if they experience a qualifying termination and to ensure their continued dedication to their duties in the event of any threat or occurrence of a Change in Control (as defined below). The Plan is intended to be a “top-hat” plan for the purpose of providing benefits for a select group of management or highly compensated employees.
2.Term. The Plan shall be effective as of December 9, 2024. The Plan shall remain in effect until modified or terminated pursuant to Section 11.
3.Definitions.
(a)“Administrator” means the Compensation Committee of the Board or another duly constituted committee of the Board designated by the Board as the Administrator hereunder.
(b)“Base Pay” means the annual base salary in effect for the Participant immediately before the Participant’s termination of employment (without giving effect to any reduction that constitutes Good Reason), excluding overtime, bonuses, incentive compensation or any other special payments. Base Pay is used to compute the amount of the Severance Benefit.
(c)“Board” means the Board of Directors of the Company.
(d)“Bonus” means the Participant’s annual incentive award under the Company’s annual incentive program in effect for the Participant for the year in which the Termination Date occurs, based on actual achievement of any applicable performance measures.
(e)“Cause” has the meaning set forth in the Participation Agreement between the Participant and the Company, or if there is no such agreement or no such term is defined in such agreement, means the Participant’s (i) commission of an act which constitutes common law fraud or embezzlement (other than occasional, customary and de minimis use of the Company’s property for personal purposes); (ii) indictment for or conviction or entry of a plea of guilty or nolo contendere to (A) a felony or (B) any crime (whether or not a felony) involving moral turpitude; (iii) commission of any intentional tortious or unlawful act in either such case causing material harm to the Company’s business, standing or reputation or the business, standing or reputation of any of the Company’s affiliates; (iv) gross negligence in the performance of Participant’s duties; (v) breach of the Participant’s duty of loyalty or care to the Company or any of its affiliates; (vi) other misconduct that is materially detrimental to the Company or any of its affiliates; (vii) refusal or failure to perform the Participant’s duties or the deliberate and consistent refusal to conform to or follow any reasonable policy adopted by the Company, in each case after receiving written notice describing the Participant’s noncompliance and being given 10 business days to cure (to the extent curable) such non-compliance; (viii) breach of any agreement with or for the benefit of Company or any of its affiliates to which the Participant is a party or by which the Participant is bound, which breach is not cured (to the extent curable) within 10 business days following written notice from the Participant.
(f)“Change in Control” has the meaning set forth in the Company’s 2020 Omnibus Incentive Compensation Plan (or any successor equity incentive plan adopted by the Company); provided, however, that a Change in Control must also constitute a “change in control event” for purposes of Section 409A of the Internal Revenue Code.

(g)“CIC Protection Period” means the period commencing on the Closing and ending on the date that is 24 months following the Closing.
(h)“CIC Qualifying Termination” means a termination of the Participant’s employment with the Company by the Company without Cause (other than by reason of death or Disability) or by the Participant for Good Reason, in each case, during the CIC Protection Period. Notwithstanding the foregoing, a CIC Qualifying Termination will not have occurred if the Participant has received a Comparable Offer with the Company or a Successor Employer, whether or not the Participant accepts such offer.
(i)“CIC Severance Benefits” means:
(i)A lump sum severance payment equal to the Participant’s Severance Multiplier times the sum of (A) the Participant’s Base Pay and (B) the Participant’s Target Bonus, payable within 60 days following the date the Release becomes effective and irrevocable; provided, that if the period during which the Release could become effective and irrevocable spans two calendar years, payment shall occur in the second calendar year;
(ii)Subject to the Participant’s timely election of continuation coverage under COBRA, reimbursement or payment of the premiums for the Participant’s and his or her covered dependents’ participation in the Company’s group health plans pursuant to COBRA for a period ending on the earliest of (A) the end of the Participant’s COBRA Period, (B) the Participant becoming eligible for other employer-sponsored group health benefits or Medicare, and (C) the expiration of the Participant’s rights under COBRA; provided, however, that if the COBRA Period extends beyond 18 months and the Participant ceases to be eligible for COBRA (other than as a result of becoming eligible for Medicare or coverage under other group health plans), within 30 days following the date Participant ceases to be so eligible, payment of a lump sum amount equal to (I) the COBRA Period less the number of months of COBRA that have been previously been provided for as of such date, multiplied by (II) the amount of the COBRA premiums paid in the final month of COBRA eligibility;
(iii)Payment of any earned but unpaid annual incentive award for the fiscal year preceding the fiscal year in which the Termination Date occurs, payable on the date when annual incentives for such fiscal year are otherwise paid to the Company’s executives for such fiscal year; and
(iv)Payment of a pro-rated annual incentive award for the fiscal year in which the Termination Date occurs equal to the product of (i) the Participant’s Bonus multiplied by (ii) a fraction, the numerator of which is the number of days the Participant was employed by the Company and its subsidiaries’ during the fiscal year of termination and the denominator of which is the total number of days in such year, payable on the date when annual incentives for such fiscal year are otherwise paid to the Company’s executives for such fiscal year but in no event later than two and one-half months following the end of the fiscal year in which the Termination Date occurs.
(j)“Closing” means the date on which a Change in Control is consummated.
(k)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
(l)“COBRA Period” means the applicable period for the Participant’s Tier as set forth on Exhibit A.
(m)“Code” means the Internal Revenue Code of 1986 and any guidance and regulations promulgated thereunder.

(n)“Company” means The AZEK Company Inc. and its affiliated companies and subsidiaries, and following the Closing, shall include any successor.
(o)“Comparable Offer” means an offer of employment that provides for (i) Base Pay and a Target Bonus that is at least equal to the Participant’s Base Pay and Target Bonus as of immediately prior to the Closing; (ii) substantially similar duties and responsibilities as in effect for the Participant immediately prior to the Closing; and (iii) a geographic location that does not increase the Participant’s one-way commute as in effect immediately prior to the Closing by more than 50 miles.
(p)“Disability” has the meaning set forth in the Participation Agreement between the Participant and the Company, or if there is no such agreement or no such term is defined in such agreement, a “Disability” shall be deemed to have occurred if the Participant cannot perform the essential functions of the Participant’s duties with or without a reasonable accommodation, due to illness or injury for such duration as entitles the Participant to long-term disability payments under the Company plan in which the Participant participates. A determination of Disability shall be made by the Administrator on the basis of such medical evidence as the Administrator deems warranted under the circumstances, and in this respect, Participants shall submit to an examination by a physician upon request by the Administrator.
(q)“ERISA” means the Employee Retirement Income Security Act of 1974.
(r)“Good Reason” has the meaning set forth in the Participation Agreement between the Participant and the Company, or if there is no such agreement or no such term is defined in such agreement, means (i) a material reduction in the Participant’s Base Pay or, following a Change in Control, the Participant’s Target Bonus; (ii) a materially adverse change in the Participant’s title, duties or responsibilities (including reporting responsibilities); or (iii) a relocation of the Participant’s principal place of business that increases the Participant’s one-way commute by more than 50 miles. Notwithstanding the foregoing, any assertion by the Participant of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (A) the condition giving rise to the Participant’s termination of employment must have arisen without the Participant’s consent; (B) the Participant must provide notice to the Company of such condition within 30 days of the initial existence of the condition; (C) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and (D) the date of the Participant’s termination of employment must occur within 90 days after the initial existence of the condition specified in such notice.
(s)“Participant” means an employee of the Company or its subsidiary who participates in the Plan pursuant to Section 4.
(t)“Qualifying Termination” means a termination of the Participant’s employment with the Company by the Company without Cause (other than by reason of death or Disability) or by the Participant for Good Reason.
(u)“Severance Benefits” means:
(i)Aggregate severance payments in an amount equal to the Participant’s Severance Multiplier times the sum of (A) the Participant’s Base Pay and (B) the Participant’s Target Bonus, payable in equal installments in accordance with the Company’s normal payroll practices for the Participant’s Severance Period beginning on the date the Release becomes effective and irrevocable; provided, that if the period during which the Release could become effective and irrevocable spans two calendar years, payments of such installments shall not commence until the first normal payroll date in the second calendar year;

(ii)Subject to the Participant’s timely election of continuation coverage under COBRA, reimbursement or payment of the premiums for the Participant’s and his or her covered dependents’ participation in the Company’s group health plans pursuant to COBRA for a period ending on the earliest of (A) the end of the Participant’s COBRA Period, (B) the Participant becoming eligible for other employer-sponsored group health benefits or Medicare, and (C) the expiration of the Participant’s rights under COBRA; provided, however, that if the COBRA Period extends beyond 18 months and the Participant ceases to be eligible for COBRA (other than as a result of becoming eligible for Medicare or coverage under other group health plans), within 30 days following the date Participant ceases to be so eligible, payment of a lump sum amount equal to (I) the COBRA Period less the number of months of COBRA that have been previously been provided for as of such date, multiplied by (II) the amount of the COBRA premiums paid in the final month of COBRA eligibility;
(iii)Payment of any earned but unpaid annual incentive award for the fiscal year preceding the fiscal year in which the Termination Date occurs, payable on the date when annual incentives for such fiscal year are otherwise paid to the Company’s executives for such fiscal year; and
(iv)Payment of a pro-rated annual incentive award for the fiscal year in which the Termination Date occurs equal to the product of (i) the Participant’s Bonus multiplied by (ii) a fraction, the numerator of which is the number of days the Participant was employed by the Company and its subsidiaries’ during the fiscal year of termination and the denominator of which is the total number of days in such year, payable on the date when annual incentives for such fiscal year are otherwise paid to the Company’s executives for such fiscal year but in no event later than two and one-half months following the end of the fiscal year in which the Termination Date occurs.
(v)“Severance Multiplier” means the applicable multiplier for the Participant’s Tier as set forth on Exhibit A.
(w)“Severance Period” means the applicable period for the Participant’s Tier as set forth on Exhibit A.
(x)“Successor Employer” means (i) any affiliate of the Company; (ii) any entity that assumes operations or functions formerly carried out by the Company, including an entity to whom the Company’s operations or any portion of its operations is outsourced or sold; (iii) any entity making a Comparable Offer at the request of the Company; or (iv) any acquiring or resulting company (or an affiliate thereof) in connection with a Change in Control.
(y)“Target Bonus” means the Participant’s target annual incentive opportunity under the Company’s annual incentive program in effect for the Participant in the fiscal year in which the Termination Date occurs (without giving effect to any reduction that constitutes Good Reason).
(z)“Termination Date” means the date of the Participant’s termination of employment with the Company.
4.Eligibility. The Chief Executive Officer, as well as executive officers and other employees selected by the Administrator and notified of their participation, shall be eligible to participate in the Plan. The Administrator may, in its discretion, condition participation upon execution of a Participation Agreement with the Company in the form attached hereto as Exhibit B (a “Participation Agreement”).

5.Severance Benefit.
(a)Qualifying Termination. Upon a Participant’s Qualifying Termination, subject to Section 5(e), such Participant will receive the Severance Benefits.
(b)CIC Qualifying Termination. Upon a Participant’s CIC Qualifying Termination, subject to Section 5(e), such Participant will receive the CIC Severance Benefits.
(c)Death or Disability. Upon a Participant’s death or Disability, subject in the event of Disability to Section 5(e), such Participant will receive:
(i)Payment of any earned but unpaid annual incentive award for the fiscal year preceding the fiscal year in which the Termination Date occurs, payable on the date when annual incentives for such fiscal year are otherwise paid to the Company’s executives for such fiscal year; and
(ii)Payment of a pro-rated annual incentive award for the fiscal year in which the Termination Date occurs equal to the product of (i) the Participant’s Bonus multiplied by (ii) a fraction, the numerator of which is the number of days the Participant was employed by the Company and its subsidiaries’ during the year of termination and the denominator of which is the total number of days in such year, payable on the date when annual incentives for such fiscal year are otherwise paid to the Company’s executives for such fiscal year but in no event later than two and one-half months following the end of the fiscal year in which the Termination Date occurs.
(d)Other Termination. Upon a termination of employment for any reason other than as the result of a Qualifying Termination, CIC Qualifying Termination, or the Participant’s death or Disability, such Participant shall not be entitled to receive any payments or benefits under this Plan.
(e)Release of Claims. Payment of the Severance Benefits or CIC Severance Benefits shall be subject to (i) the Participant’s execution (and non-revocation) of a general release of claims in a form acceptable to the Company (the “Release”) within the time period specified therein and (ii) the Participant’s continued compliance with any restrictive covenant agreements between the Participant and the Company, including under any Participation Agreement.
(f)After-Acquired Cause. Notwithstanding any other provision in the Plan to the contrary, if a Participant terminates as a result of a Qualifying Termination or CIC Qualifying Termination and it is subsequently determined that grounds for termination for Cause existed as of the Termination Date, then such Participant shall be deemed to not have had a Qualifying Termination or CIC Qualifying Termination, and such Participant shall return to the Company all amounts paid to such Participant pursuant to Section 5(a) or 5(b); provided, that if a Participant is required to repay amounts to the Company pursuant to this Section 5(f), such Participant shall indemnify the Company for all costs (including, without limitation, reasonable attorneys’ fees and expenses) that the Company incurs in collecting such repayment, should the Participant fail to timely make such repayment within 30 days of the Company’s notice to the Participant of such obligation.
6.Administration.
(a)In the event of any conflict or inconsistency between another document and the terms of the Plan, the terms and conditions of the Plan shall govern and control; provided, however, that a Participant’s Participation Agreement will govern their participation in the Plan to the extent of any conflict between a Participation Agreement and the Plan.

(b)The Plan shall be administered by the Administrator in its sole and absolute discretion, and all determinations by the Administrator shall be final, binding and conclusive on all parties and be given the maximum possible deference allowed by law.
(c)The Administrator shall have the authority, consistent with the terms of the Plan, to (i) designate Participants, (ii) determine the terms and conditions relating to the Severance Benefit, if any, (iii) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan, (iv) establish, amend, suspend or waive any rules and procedures with respect to the Plan, and (v) make any other determination and take any other action that the Administrator deems necessary or desirable for administration of the Plan, including, without limitation, the timing and amount of payments. The Administrator may delegate to one or more of the officers of the Company the authority to act on behalf of the Administrator.
7.Funding. The obligations of the Company under the Plan are not funded through contributions to a trust or otherwise, and all benefits shall be payable from the general assets of the Company. Nothing contained in the Plan shall give a Participant any right, title or interest in any property of the Company. Participants shall be mere unsecured creditors of the Company.
8.ERISA. The Plan is not intended to provide retirement income or to defer the receipt of payments hereunder to the termination of a Participant’s employment or beyond. The Plan is not a pension that is subject to ERISA.
9.Section 409A.
(a)Compliance. Notwithstanding anything herein to the contrary, this Plan is intended to be interpreted and applied so that the payments and benefits set forth herein either shall be exempt from the requirements of Section 409A of the Code or shall comply with the requirements of Section 409A of the Code, and accordingly, to the maximum extent permitted, this Plan shall be interpreted to be exempt from or in compliance with Section 409A of the Code. To the extent that the Company determines that any provision of this Plan would cause a Participant to incur any additional tax or interest under Section 409A of the Code, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A of the Code through good faith modifications. To the extent that any provision hereof is modified in order to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Participants and the Company without violating the provisions of Section 409A of the Code. Notwithstanding any of the foregoing to the contrary, none of the Company or its subsidiaries or affiliates or any of their officers, directors, members, employees, agents, advisors, predecessors, successors, or equity holders shall have any liability for the failure of this Plan to be exempt from, or to comply with, the requirements of Section 409A of the Code. Each payment and/or benefit provided hereunder shall be a payment in a series of separate payments for purposes of Section 409A of the Code.
(b)Separation from Service. Notwithstanding anything in this Plan to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan unless such termination is also a “separation from service” within the meaning of Section 409A of the Code.
(c)Specified Employee. Notwithstanding anything in this Plan to the contrary, if a Participant is deemed to be a “specified employee” within the meaning of Section 409A of the Code, any payments or benefits due upon a termination of Participant’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (whether under this Plan or any other plan, program or payroll practice) and which do not otherwise qualify under the exemptions under Treasury Regulations Section 1.409A- 1 (including the short-term deferral exemption and the permitted payments under Treasury Regulations Section 1.409A- 1 (b)(9)(iii)(A)), shall be delayed and paid or provided to Participant in a lump sum on the earlier of (i) the date which is six months and one day after Participant’s “separation from service” (as such term is defined in Section 409A of the Code) for any reason other than death, and (ii) the date of Participant’s death.
(d)Reimbursements. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Plan constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Participant, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.
10.Amendment or Termination. Prior to the Closing, the Administrator may amend or terminate the Plan at any time, without notice, and for any or no reason, except as prohibited by law; provided, however, that any amendment or termination that is materially adverse to (i) a Participant who has experienced a Qualifying Termination or (ii) a Participant who has executed a Participation Agreement shall not be effective as to such Participant, unless such action is approved in writing by such Participant. Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity. During the CIC Protection Period, the Company and the Administrator may not, without a Participant’s written consent, amend or terminate the Plan in any way, nor take any other action, that (i) prevents that Participant from becoming eligible for the CIC Severance Benefits under the Plan, or (ii) reduces or alters to the detriment of the Participant the CIC Severance Benefits payable, or potentially payable, to a Participant under the Plan (including imposing additional conditions).
11.At-Will Employment. Nothing in this Plan or any other act of the Company shall be considered effective to change a Participant’s status as an at-will employee or guarantee any duration of employment. Either the Company or a Participant may terminate the employment relationship at any time, for any reason or no reason, and with or without advance notice.
12.Transfer and Assignment. In no event may any Participant sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution, or other legal process.
13.Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
14.Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

15.Withholding; Taxes. The Company shall withhold from any Severance Benefits or CIC Severance Benefits all federal, state and local income or other taxes required to be withheld therefrom and any other required payroll deductions.
16.Compensation. Benefits payable hereunder shall not constitute compensation under any other plan or arrangement, except as expressly provided in such plan or arrangement.
17.Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements, plans and instruments refer to such laws, regulations, contracts, agreements, plans and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in the Plan refer to United States dollars. The word “or” is not exclusive. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Plan, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.”
18.Entire Agreement. This Plan and any Participation Agreement represents the entire agreement of the Company and the Participants with respect to the subject matter hereof and supersedes all prior understandings, whether written or oral; provided, however, that the restrictive covenants set forth in the Participation Agreement are in addition and not in lieu of any other restrictive covenant agreements between the Participant and the Company. For the avoidance of doubt, no Participant will be eligible for any other severance benefits under any employment agreement or offer letter.
19.Governing Law. The provisions of the Plan will be construed, administered, and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of Delaware without regard to its choice of law provisions.
20.Claims and Appeals.
(a)Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Administrator within 90 days of the earlier of (i) the date the claimant learned the amount of his or her benefits under the Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.
(b)Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.
21.Clawback. Amounts paid or payable under this Plan shall be subject to the provisions of an applicable clawback or recoupment policies or procedures adopted by the Company, which clawback or recoupment policies may provide for forfeiture or recoupment of amounts paid or payable under this Plan. No forfeiture or recoupment under such policies or procedures will give rise to a right to resign for Good Reason under the Plan or under any other agreement between a Participant and the Company.
22.Certain Excise Taxes. Notwithstanding anything to the contrary in this Plan, if a Participant is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the Severance Benefit provided for under this Plan, together with any other payments and benefits which the Participant has the right to receive from the Company, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the Severance Benefit provided for under this Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Participant from the Company will be one dollar ($1.00) less than three times the Participant’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Participant shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax position to the Participant (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the payments provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment is made or provided and through error or otherwise that payment, when aggregated with other payments and benefits from the Company used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times the Participant’s base amount, then the Participant shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Plan shall require the Company to be responsible for, or have any liability or obligation with respect to, the Participant’s excise tax liabilities under Section 4999 of the Code.
[Remainder of Page Intentionally Left Blank]

EXHIBIT A

Tier	Qualifying Termination			CIC Qualifying Termination
	Multiplier	Severance Period	COBRA Period	Multiplier	COBRA Period
Tier 1	2.00	24 months	24 months	3.00	24 months
Tier 2	1.00	12 months	12 months	2.00	18 months

EXHIBIT B
THE AZEK COMPANY INC.
EXECUTIVE SEVERANCE PLAN
FORM OF PARTICIPATION AGREEMENT

This Participation Agreement (this “Agreement”) is made and entered into by and between [●] (the “Participant”) and The AZEK Company Inc. (the “Company”) effective as of ______________, 20____.

The Company maintains the AZEK Company Inc. Executive Severance Plan (as amended from time to time, the “Plan”). Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Plan. The Plan provides severance payments and benefits in connection with a Participant’s Qualifying Termination or CIC Qualifying Termination.

By signing this Agreement, the Participant acknowledges and agrees that he or she has read and understands all of the terms of the Plan and this Agreement, including the covenants set forth in Appendix A attached hereto, and that the Participant agrees to participate in the Plan in Tier [__]. The Participant acknowledges and agrees that such participation is subject to the terms and conditions of the Plan.

Miscellaneous:

(a)For purposes of any outstanding awards held by the Participant under the AZEK Company Inc. 2020 Omnibus Incentive Compensation Plan (as amended from time to time and any successor omnibus equity plan), “Cause” shall have the meaning set forth in the Plan.
(b)This Agreement shall be governed in all respects by the laws of the State of Delaware without regard to the principles of conflict of law.
(c)This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(d)This Agreement and the Plan represent the entire agreement between the parties with respect to the subject matter hereof and may not be amended except in a writing signed by the Company and the Participant; provided, however, that the restrictive covenants set forth in Appendix A attached hereto are in addition and not in lieu of any other restrictive covenant agreements between the Participant and the Company. If any dispute should arise under this Agreement, it shall be settled in accordance with the terms of the Plan.
(e)This Agreement shall be binding on the executors, heirs, administrators, successors and assigns of the Participant and the successors and assigns of Company and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company.
[Signature page follows.]

IN WITNESS WHEREOF, the Participant and the Company hereto have executed this Agreement as of the date first set forth above.
THE AZEK COMPANY INC.

Name:
Title:

PARTICIPANT

Name:

Appendix A
Restrictive Covenants
The Participant acknowledges and agrees that the Participant has and will continue to receive confidential, proprietary and trade secret information regarding the business and affairs of the Company and that the use and disclosure of such information following a termination of employment, even if inadvertent, would cause significant damage to the legitimate business interests of the Company. The Participant further acknowledges and agrees that the receipt of such confidential, proprietary and trade secret information and the severance benefits payable under the terms of the Plan are adequate and sufficient consideration to support the Participant’s obligations under this Appendix A. Capitalized terms used by not defined herein shall have the meanings set forth in the Plan.
1.State Specific Provisions. Section 4(a)(i) below does not apply if the Participant at the time of his or her Termination Date is based (i) in California; (ii) in Illinois and makes less than $75,000 annually as of 2024 (or such amount in future years as subsequently adjusted under Illinois law); or (iii) in Maryland and makes less than $46,800 annually as of 2024 (or such amount in future years as subsequently adjusted under Maryland law). Sections 4(a)(ii)-(iv) below do not apply if the Participant at the time of his or her Termination Date is based (i) in California or (ii) in Illinois and makes less than $45,000 annually as of 2024 (or such amount in future years as subsequently adjusted under Illinois law).
2.Confidentiality.
(a)Each Participant shall not, without the prior written consent of the Company, use for the Participant or for others, or divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any Confidential Information (as defined below) pertaining to the business of the Company, except when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Participant to divulge, disclose or make accessible such information. All Confidential Information in such Participant’s possession shall be returned to the Company promptly.
(b)As used herein, “Confidential Information” means non-public information concerning the Company, including financial data, strategic business plans, product development or other proprietary product data, customer lists, consulting or licensing agreements, vendor lists, lists of potential customers, pricing and credit techniques, private processes, marketing plans, reports, summaries, analyses or other proprietary information now or hereafter in the possession of a Participant, except for specific items which have become publicly available information (other than such items which Participant knows have become publicly available through a breach of fiduciary duty or any confidentiality agreement).
3.Non-Disparagement. During the Participant’s employment and thereafter, the Participant shall not make any statement that criticizes, ridicules, disparages or is otherwise negative or derogatory of the Company or any of its employees, officers, directors or stockholders.

4.Non-Competition and Non-Solicitation.
(a)Subject to the provisions of Section 4(c) below, during the Restricted Period (as defined below), the Participant shall not, without the prior written consent of the Company, directly or indirectly:
(i)directly or indirectly, as a sole proprietor, member of a partnership, stockholder, investor, officer or director of a corporation, including, without limitation, as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity, render any service to (including the making of investments in or otherwise providing capital to) any competitor (or any person or entity that is reasonably anticipated to become a competitor within the term hereof) of the Company, within the Geographic Area (as defined below); it being understood that such a person, partnership, corporation or other business organization or entity is in competition with the Company if it is then engaging or planning to engage during the Restricted Period, itself or through any joint venture, partnership, or otherwise, in any business in which (A) the Company has been engaged in at or prior to the Termination Date (unless the Company has stopped engaging in such business) or (B) the Company is engaged in or has taken steps in preparation to engage in during the 12-month period prior to the Termination Date;
(ii)induce or attempt to induce any person or entity which is or was a customer or client of the Company, or becomes a customer or client of the Company, to terminate or reduce its relationship or otherwise cease doing business in whole or in part with the Company;
(iii)(A) solicit, entice, or induce any person who is an employee, consultant, independent contractor or other service provider of the Company (a “Company Service Provider”), becomes a Company Service Provider, or was a Company Service Provider in the 12-month period prior to the Termination Date to become employed or engaged by any other person, firm, corporation or to leave his or her employment or engagement with the Company, (B) approach any such Company Service Provider for such purpose, or (C) authorize or knowingly approve the taking of such actions by any other person; provided, however, that the use of general solicitations or advertisements that do not target current or former employees or other service providers of the Company shall not be prohibited; or
(iv)interfere with any relationship between the Company and any of its customers or clients so as to cause harm to the Company.
(b)Nothing in Section 4(a) shall prohibit Participant from (i) engaging in any business that is not in competition with the Company, or (ii) investing in the securities of any corporation having securities listed on a national securities exchange, provided that such investment does not exceed 2% of any class of securities of any corporation engaged in business in competition with the Company; provided that such investment represents a passive investment and that neither the Participant nor any group of persons including the Participant, in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations or otherwise takes any part in its business, other than exercising his or her rights as a shareholder, or seeks to do any of the foregoing.
(c)As used herein:
(i)“Geographic Area” means the United States and any other specific geographic areas or customer markets within such geographic areas service by the Company during the Participant’s employment with the Company.
2

(ii)“Restricted Period” means the period beginning on the date hereof and ending on the date that is [12/24] months following the Participant’s Termination Date.
5.Trade Secrets. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, the Participants have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Participants also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Appendix A is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly permitted by 18 U.S.C. § 1833(b).
6.Whistleblower Protection. Notwithstanding anything to the contrary contained herein, no provision of this Appendix A shall be interpreted so as to impede the Participant (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity or making other disclosures under the whistleblower provisions of federal law or regulation or accepting any monetary reward in connection therewith. The Participant does not need the prior authorization of the Company to make any such reports or disclosures and the Participant shall not be required to notify the Company that such reports or disclosures have been made.
7.Remedy for Certain Breaches.
(a)The Participant acknowledges and agrees that the restrictions on the Participant’s activities under the provisions of Sections 2-4 above are required for the reasonable protection of the Company. The Participant irrevocably and unconditionally (i) agrees that in addition to any other remedies which the Company may have under this Appendix A or otherwise, all of which remedies shall be cumulative, the Company shall be entitled to apply to any court of competent jurisdiction for preliminary and permanent injunctive relief and other equitable relief, without the necessity of proving actual damage, restraining the Participant from doing or continuing to do or perform any acts constituting such breach or threatened breach, (ii) agrees that such relief and any other claim by the Company pursuant hereto may be brought in the [United States District Court for the Northern District of Illinois, or if such court does not have subject matter jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the State of Illinois], (iii) consents to the nonexclusive jurisdiction of any such court in any such suit, action or proceeding, and (iv) waives any objection which the Participant may have to the laying of venue of any such suit, action or proceeding in any such court.
(b)The Participant agrees that the existence of any claim or cause of action by the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by such company of the provisions of this Agreement.
8.Nature of Restrictions. The Participant has carefully considered the nature and extent of the restrictions upon the Participant and the rights and remedies conferred upon the Company under this Appendix A, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of the Participant, would not operate as a bar to the Participant’s sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to the Participant.
3

9.Reformation of Agreement; Severability. In the event that any of the provisions of Sections 2-4 shall be found by a court of competent jurisdiction to be invalid or unenforceable to any extent for any reason such court shall exercise its discretion in reforming such provision(s) to the end that the Participant shall be subject to confidentiality, non-disparagement, non-solicitation and non-competition covenants that are reasonable under the circumstances and enforceable by the Company. In the event that any other provision of this Appendix A or application thereof to anyone or under any circumstance is found to be invalid or unenforceable in any jurisdiction to any extent for any reason, such invalidity or unenforceability shall not affect any other provision or application of this Appendix A which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.
10.Remedies; Waiver. No remedy conferred upon the Company by this Appendix A is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Company in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the party possessing the same from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.
11.Governing Law. This Appendix A will be construed, administered, and enforced in accordance with the laws of the [State of Illinois] without regard to its choice of law provisions.
12.Incorporation. This Appendix A shall be subject to Sections 11, 12, 13, 14, 17 and 18 of the Plan, mutatis mutandis.
4